UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2006

Strategic Distribution, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	0-5228	22-1849240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Radcliffe Street, Suite 300, Bristol, Pennsylvania	19007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-633-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On November 16, 2006, Strategic Distribution, Inc. (“SDI”) announced that the special committee of its board of directors had received a letter from William R. Berkley, Chairman of the Board of SDI, that an entity he controls proposes to acquire all of the outstanding equity interests of SDI for $8.30 per share in cash. Mr. Berkley presently beneficially owns approximately 22.5 % of SDI’s outstanding shares.

SDI’s board of directors previously formed a special committee of independent directors to consider strategic alternatives for SDI. The committee will continue to work with William Blair & Company as the financial advisor to SDI, and the committee has retained independent legal counsel to assist it in its work. The board of directors cautions SDI’s shareholders and others considering trading in its securities that it has only received the proposal and that no decisions have been made by the board of directors with respect to SDI’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated into this Item 8.01 by reference. The press release sets out the text of the proposal letter to the special committee of the SDI board of directors.

Item 9.01.  Financial Statements and Exhibits.

(c)

Exhibits.

99.1                           Press Release, dated November 16, 2006, issued by SDI.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Distribution, Inc.
(Registrant)

November 16, 2006	/s/ Donald C. Woodring
(Date)	Donald C. Woodring President & Chief Executive Officer

Exhibit Index
99.1	Press release dated November 16, 2006